UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 19, 2015

Date of Report (Date of earliest event reported)

iHookup Social, Inc.
f/k/a Titan Iron Ore Corp.

 (Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 E. Campbell Ave., Campbell, California 95008

(Address of principal executive offices) (Zip Code)

(855) 473-7473

 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement and Convertible Notes with Coventry Enterprises, LLC

On June 19, 2015, iHookup Social, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Coventry SPA”) with Coventry Enterprises, LLC (“Coventry”), pursuant to which the Company issued two Convertible Notes (together, the “Notes”) in the amount of $30,464 each, at a rate of 8% per annum. Amounts funded are convertible into shares of the common stock of the Company, $0.0001 par value per share (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Notes. The first of the two Convertible Notes (the “Coventry Note”) was paid by the Buyer on June 5, 2015.  The second Convertible Note (the “Coventry Back-End Note”) shall initially be paid for by an offsetting $30,464 promissory note issued to the Company by the Buyer (“Buyer Note”), provided that prior to the conversion of the Coventry Back-End Note, the Buyer must have paid off the Buyer Note in cash.  Payment to the Company under the Buyer Note must be no later than February 19, 2016. The Buyer Note will be initially secured by the pledge of the Coventry Back-End Note.

The term of the Coventry Note and the Coventry Back-End Note is one year, upon which the outstanding principal and interest is payable. The amount funded plus accrued interest under the Coventry Note and Coventry Back-End Note is convertible into Common Stock at any time after the requisite Rule 144 holding period (subject to the condition above for the Coventry Back-End Note), at a conversion price equal to 50% of the lowest closing bid price (with a ceiling price of $0.05) in the 20 trading days previous to the conversion. In no event shall the Coventry be allowed to effect a conversion if such conversion, along with all other shares of Company common stock beneficially owned by the Coventry and its affiliates would exceed 9.9% of the outstanding shares of the common stock of the Company. In the event the Company redeems the Coventry Note in full, the Company is required to pay off all principal, interest and any other amounts owing multiplied by 150%. The Coventry Back-End Note may not be prepaid, except that if the Coventry Back-End Note is redeemed by the Company within six months of its issuance, all obligations of the Company and Coventry under the Coventry Back-End Note and the Buyer Note will be deemed satisfied and such notes shall automatically be deemed cancelled and of no further force or effect. In the event of default, the amount of principal and accrued interest will bear default interest at a rate of 24% per annum, or the highest rate of interest permitted by law, and the Notes shall become immediately due and payable. In connection with the Coventry Note, the Company incurred $1,946 in legal fees and expenses. Upon the cash payment of the Buyer Note, the Company will pay an additional $1,946 in legal fees and expenses for the Coventry Back-End Note. In connection with the Coventry Note, the Company retired $30,464 of existing convertible note debt.

On June 19, 2015, iHookup Social, Inc. (the “Company”) entered into two Convertible Redeemable Notes (together, the “ReplacementNotes”) in the aggregate amount of $65,408 with Coventry Enterprises, LLC (“Coventry”), at a rate of 8% per annum. Amounts funded are convertible into shares of the common stock of the Company, $0.0001 par value per share (the “Common Stock”), upon the terms and subject to the limitations and conditions set forth in such Notes. The term of the Replacement Notes is one year, upon which the outstanding principal and interest is payable. The amount funded plus accrued interest under the Replacement Notes is convertible into Common Stock at any time after the requisite Rule 144 holding period at a conversion price equal to 50% of the lowest closing bid price (with a ceiling price of $0.05) in the 20 trading days previous to the conversion. In no event shall the Coventry be allowed to effect a conversion if such conversion, along with all other shares of Company common stock beneficially owned by the Coventry and its affiliates would exceed 9.9% of the outstanding shares of the common stock of the Company. The Replacement Notes may not be prepaid. In the event of default, the amount of principal and accrued interest will bear default interest at a rate of 24% per annum, or the highest rate of interest permitted by law, and the Notes shall become immediately due and payable. In connection with the Replacement Notes the Company retired $65,408 of principal and interest on existing convertible notes. In connection with the Coventry Note, the Company incurred $3,270 in legal fees and expenses.

Amendment to Convertible Notes with Coventry Enterprises, LLC

On June 23, 2015, iHookup Social, Inc. (the “Company”) entered into a certain Amendment #1 to Convertible Notes (the “Amendment”) with Coventry Enterprises, LLC (“Coventry”), pursuant to which the Company agreed to change the conversion terms of three Convertible Notes originally issued by the Company on October 7, 2014 in the amount of $75,000, a second $75,000 note issued on October 7, 2014, and a third note in the amount of $102,135 issued on February 17, 2015. Per the Amendment, a ceiling price of $0.0005 is established for the conversion price on these notes.

The agreements described above are in substantially similar form as prior financing agreements the Company has on file with the SEC.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iHookup Social, Inc.

Date: June 25, 2015	By:	/s/ Robert Rositano
Robert Rositano
CEO